SERVICE PLAN FOR THE
AMERICAN BEACON FUNDS A CLASS
AMENDED AND RESTATED SCHEDULE A
     As noted in Paragraph 1 of the Service Plan for the American Beacon Funds A Class, the following Funds have adopted the Service Plan for the American Beacon Funds A Class shares:

Balanced Fund	Mid-Cap Value Fund
Emerging Markets Fund	Retirement Income and Appreciation Fund
Flexible Bond Fund	Short-Term Bond Fund
High Yield Bond Fund	Small Cap Value Fund
Intermediate Bond Fund	Treasury Inflation Protected Securities Fund
International Equity Fund	Zebra Large Cap Equity Fund
Large Cap Growth Fund	Zebra Small Cap Equity Fund
Large Cap Value Fund	Evercore Small Cap Equity Fund
SiM High Yield Opportunities Fund	Small Cap Value II Fund
Dated: July 1, 2011